Exhibit 10.11

PROPERTY LEASE AGREEMENT

[Unofficial English Translation]

Agreement Number: 2019091701

LESSOR (“PARTY A”): Dongguan Huadeng Industry Investment Co., Ltd.

Address:

Legal representative: Feipeng Liu

Tel.: 15889678518

LESSEE (“PARTY B”): Dongguan Enliqi Electronic Technology Co., Ltd.

Address: Unit 501, Block 3, 105 Yati South 1st Road, Qiaotou Town, Dongguan, Guangdong

Legal representative: Quanfang Liu

Tel.: 0769-81003181

[Seal: Dongguan Enliqi Electronic Technology Co., Ltd., 4419760005676]

In accordance with the provisions of the Contract Law of the People’s Republic of China, Urban Real Estate Administration Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B hereby enter into this Agreement on a voluntary, equal and win-win basis in good faith after reaching a consensus through discussions.

1.	Leased property location, lease area, lease period

1.1	Party A shall lease Unit 501, Block 3, 105 Yati South 1st Road, Qiaotou Town, which has a lease area of 1800 square meters (including shared areas), and 11 dormitory rooms (hereinafter referred to as “the Leased Property”) to Party B to be used as factory premises (warehouse) and dormitory respectively. The lease period is 1 year, from September 17, 2019 to September 16, 2020.

1.2	Party A shall deliver the Leased Property to Party B in their existing condition. Upon this Agreement entering into force after being signed by both parties, it shall be deemed that Party B has inspected the lease premises on-site, has been aware of their condition and has accepted them.

2.	Lease fees

2.1	During the lease period, the rent for the factory premises is RMB 16 per square meter per month, totaling RMB 28800; the rent for the dormitory is RMB 580 per room per month, totaling RMB 6380. Therefore, the rent Party B shall pay to Party A every month is RMB 35180, in words: THIRTY-FIVE THOUSAND ONE HUNDRED AND EIGHTY Yuan.

2.2	Other miscellaneous fees payable by Party B to Party A every month: Property management fee RMB /, elevator servicing and use fee RMB 500, public area cleaning fee RMB 500, and factory manager fee RMB 500. The total miscellaneous fees payable to Party A every month is RMB 1500. Therefore, the rent and the aforementioned miscellaneous fees payable by Party B every month amount to RMB 36680, in words: THIRTY-SIX THOUSAND SIX HUNDRED AND EIGHTY Yuan. The amount inclusive of tax is RMB 39981.20, in words: THIRTY-NINE THOUSAND NINE HUNDRED AND EIGHTY-ONE Yuan and TWENTY Cents.

2.3	Party B must pay the current month’s rent and other lease fees to Party A’s finance department in cash or via transfer in full by the 5th day of each month. After receiving payment, Party A shall issue a receipt to Party B. If Party B is late in payment, Party A has the right to charge Party B a late payment fine (calculation: total arrears amount multiplied by the number of days payment is late multiplied by 0.5%) starting on the date the payment becomes overdue. Party A also has the right to cut water and electricity supply and hold Party B’s goods, etc., until Party B pays the rent and related fees in full. All economic losses and legal consequences arising therefrom shall be borne by Party B. If payment is late by more than 10 days, Party A has the right to terminate this Agreement, forfeit the lease deposit, and hold Party B liable for breach of contract. By Party A posting the notice of termination of this Agreement at the entrance and exit of Party B’s Leased Property, it shall be deemed that the notice has been served to Party B. Party B shall move out of the Leased Property within 5 days of being notified by Party A. If Party B fails to move out within the given period, Party A has the right to dispose of Party B’s property and lease out Leased Property, and the original lease agreement held by Party B shall be automatically void. Following are Party A’s bank accounts for receiving payment:

(1)	Account name: Dongguan Huadeng Industry Investment Co., Ltd.

Bank branch: Bank of Dongguan Qiaotou Sub-branch

Account number: 5500 0300 1002 817

(2)	Personal account: Feipeng Liu

Bank branch: Bank of China Qiaotou Sub-branch

Account number: 621 7907 0000 1117 1186

2.4	Upon signing this Agreement, Party B shall pay Party A a lease deposit of RMB 105540, as well as the first month’s rent and miscellaneous fees totaling RMB 39981.20 inclusive of tax; Party B shall also pay an utilities deposit of RMB 20000. The total amount payable is RMB 165521.20, in words: ONE HUNDRED AND SIXTY-FIVE THOUSAND FIVE HUNDRED AND TWENTY-ONE Yuan and TWENTY Cents. After receiving the lease deposit and utilities deposit, Party A shall issue a general receipt to Party B. At the end of the term of this Agreement, after Party B pays all outstanding rent and related fees and returns the Leased Property to Party A in good condition, Party A shall return the lease deposit and utilities deposit in full and without interest to Party B based on the original lease deposit and utilities deposit receipt presented by Party B. If Party B is unable to provide the original receipt, the lease deposit and utilities deposit will not be returned.

2.5	After the signing of this Agreement, Party A shall hand the keys to the Leased Property and the auxiliary facilities to Party B in good condition and give Party B a 20-day rent-free fitting-out period between September 17, 2019 and October 6, 2019. Party B is not required to pay rent for the fitting-out period, but it must pay the water and electricity fees, miscellaneous fees, and other payable fees as normal. Party B shall ensure that it carries out fitting-out works inside the Leased Property during the rent-free fitting-out period. Otherwise, it shall be deemed that Party B automatically waives the rent-free fitting-out period provided by Party A.

2.6	After the signing of this Agreement, Party B shall install the installations, lighting electricity meters, and cables from the power distribution room to Party B’s equipment, as well as install inside the power distribution room electricity meters that have passed the inspection of the power supply department. Party B shall also install water meters at the locations designated by Party A. At the same time, Party B shall apply for 120 kVA electricity use (the basic electricity fee is charged according to the rates set by the power supply bureau; the sum of the rated power of all equipment of Party B and its domestic electricity load may not exceed the amount of electricity it applies for). Party A shall charge a transformer and facility maintenance fee equivalent to 10% of Party B’s electricity fee each month, with the minimum at RMB 300. Party A shall also charge a cabling wear-and-tear fee equivalent to 10% of Party B’s electricity fee each month. Party B shall bear the common water and electricity fee: RMB 1000. The electricity fee Party A charges for Party B’s factory premises is based on peak, mid-peak, and off-peak rates; the electricity fee for the dormitory is charged at RMB 1.20/ kWh. Invoices shall be issued for the electricity fees. The water fee is RMB 6/m3. If the power supply or water supply department adjusts its rates, Party A has the right to make corresponding adjustments based on the same percentage of increase or decrease. If the power supply or water supply department has a power or water outage, Party B shall solve its own problems related to electricity or water use.

2.7	All taxes and fees related to this lease shall be borne by Party B. If Party B needs an invoice or is asked to pay taxes by the State taxation department, the related taxes and fees (including overdue tax payment or economic penalties) shall be borne by Party B.

3.	Fitting out

3.1	When Party B is carrying fitting-out works, advance notice must be given for the fitting-out team to enter the premises and the fitting-out drawings must be submitted to Party A and approved by Party A in writing before works can commence. Where approval is required from government agencies (e.g. second fire inspection for post-fitting out), there must also be approval, filing and inspection and acceptance from the relevant agencies. During the fitting-out works, Party B shall pay attention to safety and be fully responsible for any losses and safety accidents. Party B may not modify the main structure of the Leased Property when carrying fitting-out works. If Party B needs to pave or dig the ground, build concrete brick walls, or install doors and windows on the original walls, it must obtain Party A’s consent in writing and warrant to restore them to their original condition. Party B may not install equipment, place advertisements, or pile up miscellaneous items at any public spaces, roofs, or passageways without permission. Otherwise, Party A has the right to remove and confiscate the equipment, miscellaneous items, etc. When a partition wall is required due to sub-letting, the cost of the partition wall shall be shared equally between Party B and the tenant who is also using the partition wall. Party B shall compensate any losses that are caused to Party A due to its fitting-out works.

4.	Party A’s rights and obligations

4.1	During the lease period, Party A has the right to conduct safety inspection on Party B’s use of the Leased Property at any time, and Party B shall provide the necessary cooperation. Party A has the right to give rectification feedback on Party B’s safe manufacturing, fire safety, environmental protection, etc. work. If Party B refuses to carry out rectification, Party A has the right to terminate this Agreement unilaterally, and all liabilities and losses shall be borne by Party B.

4.2	During the lease period, Party A is responsible for repairing natural damages caused to the main structure of the Leased Property or damages caused by Party A’s fault or negligence.

4.3	In order to prevent fire hazards and ensure food hygiene and safety, Party A has the right to set up staff canteens and shops within the industrial park. These staff canteens and shops shall be managed by Party A. Party B may not set up separate staff canteens and other shops or use kitchenware and other high-power electrical appliance inside the leased dormitory.

4.4	During the lease period, if there are any changes to the ownership or management right of the Leased Property, Party A shall notify Party B in writing two months in advance. Changes to the ownership or management right of the Leased Property will not affect the performance of this Agreement.

5.	Party B’s rights and obligations

5.1	Party B shall abide by the terms of this Agreement and Party A’s management rules and regulations for the industrial park. Party B is obliged to educate its employees to take good care of public property and prevent employees or third parties from damaging the Leased Property and auxiliary facilities. If the abovementioned facilities are damaged, Party B is responsible for replacing or repairing them or paying compensation at the cost price. Party B is fully responsible for losses (such as explosion and fire) that are caused to the Leased Property and contiguous premises and property resulting from its misuse or mismanagement.

5.2	During the lease period, Party B must abide by State laws, regulations, and policies, as well as local regulations, and comply with safety supervision, fire safety, environmental protection, etc. requirements. Party B may not engage in illegal activities. Production or storage of flammable, explosive, toxic, and harmful items is strictly prohibited. If Party B affects the normal operations of other users around the Leased Property as a result of violating the above provision, it shall compensate the losses caused. If its neighbors complain about the violation and Party B is ordered by the relevant government agency to move out, Party A shall not be involved, and all consequences and the losses incurred by Party A shall be borne by Party B.

5.3	During the lease period, Party B may not assign the lease of the Leased Property to another party or sub-let the Leased Property.

5.4	Party B has the right to run and manage its operations independently. Party B is responsible for the safety of its personnel, goods, and property within the Leased Property. Party B shall purchase insurance for its personnel and property. All personal and property accidents are not related to Party A in any way. All creditor’s rights, debts, salary arrears, labor disputes, public security, tax, business, customs, safety, fire safety, etc. matters that arise out of Party B’s operations shall be handled by Party B and are not related to Party A in any way.

If Party B fails to resolve any salary arrears dispute within 7 days, Party A has the right to take measures, such as cutting electricity and water, to order Party B to resolve the dispute immediately. If losses are caused to Party A due to Party B’s mismanagement and the behavior of Party B’s employees, Party B shall bear the responsibility and compensate the losses.

5.5	During the lease period, Party B is the principal responsible party for the fire safety of the Leased Property. It must pay great attention to fire safety and ensure that the Leased Property is equipped with sufficient and effective fire safety equipment that meets the fire safety regulations and that all fire escapes are unobstructed. Party B shall be fully responsible for any fire safety accident that is caused by Party B’s violation of fire safety regulations and negligence in fire safety management. If it results in Party A incurring joint losses, Party B shall pay compensation in addition to bearing the liability for breach of contract.

6.	Agreement termination

6.1	This Agreement is allowed to be terminated with consensus reached between both parties through discussions.

6.2	To request for early termination of this Agreement, Party B shall notify Party A two months in advance. After Party A agrees, all outstanding payments owed to Party A shall be paid in full, but the lease deposit shall be kept as liquidated damage and will not be returned. In addition, Party B shall pay Party A a compensatory fee equivalent to two months’ rent. At the same time, Party B shall return the Leased Property to Party A in good condition as agreed in Article 7.2 of this Agreement, and Party A has the right to lease it out. If Party B fails to pay the amount owed to Party A, Party B shall pledge its equipment and all of its items to Party A as collaterals. Party A shall keep the collaterals separately, and the costs and losses incurred shall be borne by Party B. Starting on the 20th day from the termination of this Agreement, Party A has the right to dispose of the collaterals and be the first to receive compensation. Party B shall restore the Leased Property, auxiliary facilities, etc. to their original condition. Otherwise, it shall bear the costs of restoring the Leased Property, auxiliary facilities, etc. to their original condition (unless there is Party A’s written consent).

6.3	If Party B commits any of the following and refuses to correct the situation after being asked to, Party A has the right to terminate this Agreement, forfeit the lease deposit, and demand Party B compensate and bear liability for breach of contract:

(1)	Demolish or modify the structure of the property without Party A’s written consent and refuse to make rectification at Party A’s request.
(2)	Cause damage to the Leased Property or auxiliary facilities due to misuse (such as weight of equipment exceeding the maximum limit and carrying out fitting-out works against regulations) and fail to repair it within the reasonable period given by Party A.
(3)	Use the Leased Property for purposes other than what is agreed herein or assign the lease of the Leased Property or sub-let the Leased Property without Party A’s written consent and refuse to correct the situation after being asked to by Party A.
(4)	Use the Leased Property to store dangerous goods, conduct illegal activities, or violate fire safety regulations, and refuse to correct the situation after being asked to by Party A.
(5)	In arrears of rent and other payables for more than 10 days.
(6)	Commit acts that harm Party A’s interests.
(7)	Its property is seized by relevant government departments according to law.

7.	Agreement expiration and renewal

7.1	To request for lease renewal when this Agreement is going to expire, Party B shall submit a lease renewal request to Party A in writing two months before the lease expires. Under equal conditions, Party B has priority to renew the lease.

7.2	If Party B does not renew the lease after this Agreement expires, all lighting cables, water pipes, and fire equipment installed by Party B during the lease period, as well as all fixed fittings paid for by Party B, shall belong to Party A at no cost. Party B may not remove or destroy the aforementioned when moving out. Party B shall dispose of the power cables and equipment between the power distribution room and the factory premises. Party B shall clean up the Leased Property. If there are damages to the Leased Property or auxiliary facilities, Party B shall repair the damages and then hand the Leased Property or auxiliary facilities over to Party A in good condition. Otherwise, it shall pay the restoration cost and other costs (unless there is Party A’s written consent). If Party B fails to return the Leased Property by the deadline, it shall pay Party A holdover rent at double the current daily rent agreed herein per day of the holdover. In the event of a holdover, rent and water and electricity fees will be charged until Party B moves out of the Leased Property and returns the keys to the Leased Property to Party A (calculated by the actual number of days). After Party A inspects and accepts the Leased Property and Party B pays all outstanding rent and fees, the lease deposit shall be returned without interest based on the original receipt held by Party B. If Party B fails to pay the amount owed to Party A, Party B shall pledge its equipment and all of its items to Party A as collaterals. Party A shall keep the collaterals separately, and the costs and losses incurred shall be borne by Party B. Starting on the 20th day from the termination of this Agreement, Party A has the right to dispose of the collaterals and be the first to receive compensation.

8.	Liability for breach of contract

8.1	Any party who violates the agreements herein shall be deemed to have committed breach of contract. If Party B commits breach of contract, Party A has the right to unilaterally terminate this Agreement and refuse to return the lease deposit it has collected. In addition, Party B shall pay Party A liquidated damages equivalent to two month’s rent and compensate all losses. If Party A commits breach of contract, the lease deposit shall be returned to Party B, and Party A shall pay Party B liquidated damages equivalent to two month’s rent.

9.	Disclaimers

9.1	If this Agreement cannot continue to be performed due to reasons attributable to the government, such as government requisition, acquisition or demolition of the Leased Property, Party A shall notify Party B in writing two months in advance. It does not constitute Party A’s breach of contract, and Party A shall return the deposit to Party B in full and without interest.

9.2	When the performance of this Agreement is rendered impossible due to natural disasters, force majeure events, or accidents, this Agreement shall automatically terminate. If a force majeure natural disaster or accident causes economic losses to both parties or either party, neither party may file a claim against the other party.

10.	Dispute resolution

10.1	In case of dispute, the parties may file a lawsuit in the local people’s court at where the Leased Property is located.

10.2	During the lease period, if there is a dispute between both parties, Party B may not refuse to pay rent and other fees on the grounds of the dispute. It needs to wait for both parties to reach an agreement in writing or for the court's final ruling. If Party A is required to return any fees that are to be returned, it shall do so without interest.

11.	Supplemental provisions

11.1	For all matters that are not addressed herein, supplemental agreements may be entered into separately after both parties reach a consensus through discussions. Supplemental agreements have the same legal force as this Agreement.

11.2	This Agreement is prepared in duplicate. Party A and Party B shall hold one copy each. This Agreement shall enter into force after it is signed or sealed by both parties.

11.3	The place of delivery for Party A’s written notices to Party B is Party B’s Leased Property. If Party B refuses to accept the notice or no one signs for it, Party A may post the notice at the entrance and exit of Party B’s Leased Property and it shall then be deemed that the notice has been served to Party B. The addresses and contact information indicated in the signature section may also be used as the delivery address and contact information agreed by both parties. If there are any changes, the other party shall be notified in a timely manner, failing which it shall be deemed there are no changes.

11.4	From the day Party B moves into the Leased Property, Party B shall use all the equipment, facilities, and materials inside the Leased Property as material guarantee for Party B’s timely payment of employee salary and not cancelling the lease early, paying late, or assigning the lease of the Leased Property or sub-letting the Leased Property without permission. During the period this Agreement is in effect, the aforementioned equipment, facilities, and materials may not be transported out of the industrial park without Party A’s consent; they may only leave the industrial park with a release approval note presented by Party B. If the above situation occurs, Party A may deem that Party B has voluntarily given up its ownership of the equipment, facilities, and materials inside the Leased Property. Party A may dispose of them and use the proceeds to pay the lease fees Party B owes to Party A or pay salary to Party B’s employees. If the amount is not enough to pay the lease fees or salary in full, Party A may demand payment or compensation from Party B through legal means. The lease deposit and utilities deposit paid by Party B shall be forfeited.

This Agreement shall become void if payment is not made within 5 days of its signing (END)

PARTY A: Dongguan Huadeng Industry Investment Co., Ltd. (Seal Affixed)
Address:
Representative:	/s/ Feipeng Liu
Tel.: 15889678518
Email:

PARTY B: Dongguan Enliqi Electronic Technology Co., Ltd. (Seal Affixed)
Address:
Representative:	/s/ Dexiong Zhang
Tel.:
Email: